EXHIBIT 99.2

PARTNERS, DIRECTORS AND EXECUTIVE OFFICERS OF EACH REPORTING PERSON,

PERSONS CONTROLLING ANY REPORTING PERSON AND EXECUTIVE OFFICERS AND DIRECTORS OF PERSONS IN CONTROL OF ANY REPORTING PERSON

The name, business address, present principal employment and citizenship of each partner, director and executive officer of Splendid Days Limited is set forth below.

Splendid Days Limited

Name	Business Address	Present Principal Employment	Citizenship
Arthur Tak Kei Lau	3/F, 100QRC, 100 Queen’s Road Central, Central, Hong Kong	Director of Splendid Days Limited	China

Splendid Days Limited is wholly-owned by Arthur Tak Kei Lau.

The name, business address, present principal employment and citizenship of each partner, director and executive officer of Truth Beauty Limited is set forth below.

Truth Beauty Limited

Name	Business Address	Present Principal Employment	Citizenship
Cyrus Jun-Ming Wen	3rd Floor, J&C Building, P.O. Box 933, Road Town, Tortola, British Virgin Islands	Director of Truth Beauty Limited	China

The controlling person of Truth Beauty is Cyrus Jun-Ming Wen.